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            DIVISION OF

           CORPORATION FINANCE

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

August 29, 2016

CERTIFIED MAIL

TRACKING # 7013 1090 0000 8974 9978

RETURN RECEIPT REQUESTED

David N. Fuselier, CEO Integrated Freight Corp.

42 Lake Avenue Extension - 20S Danbury, CT 06811

Re:

Integrated Freight Corp.

File No. 0-14273

Dear Mr. Fuselier:

We are writing to address the reporting responsibilities under the Securities Exchange Act of 1934 of the referenced company.  For ease of discussion in this letter, we will refer to the referenced company as the "'Registrant.”

It appears that the Registrant is not in compliance with its reporting requirements under Section l3(a) of the Securities Exchange Act of 1934.   If the Registrant is in compliance with its reporting requirements, please contact us (through the contact person specified below) within fifteen days from the date of this letter so we can discuss the reasons why our records do not indicate that compliance.  If the Registrant is not in compliance with its reporting requirements, it should file all required reports within fifteen days from the date of this letter.

If the Registrant has not filed all required reports within fifteen days from the date of this letter, please be aware that the Registrant may be subject, without further notice, to an administrative proceeding to revoke its registration under the Securities Exchange Act of 1934. This administrative proceeding would be brought by the Commission’s Division of Enforcement pursuant to Section 12(j) of the Securities Exchange Act of 1934.   If the Registrant's stock is trading, it also may be subject to a trading suspension by the Commission pursuant to Section 12(k) of the Securities Exchange Act of 1934.

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Finally, please consider whether the Registrant is eligible to terminate its registration under the Securities Exchange Act of 1934.   If the Registrant is eligible to terminate its registration. it would do so by filing a Form 15 with the Commission.  While the filing of a Form 15 may cease the Registrants on-going requirement to file periodic and current reports, it would not remove the Registrant's obligation to file all reports required under Section 13(a) of the Securities Exchange Act of 1934 that were due on or before the date the Registrant filed its Form 15.  Again, if the Registrant is eligible to terminate its registration under the Securities Exchange Act of 1934, please note that the filing of a Form 15 would not remove the Registrant's requirement to file delinquent Securities Exchange Act of 1934 reports -- the Registrant would still be required to file with the Commission all periodic reports due on or before the date on which the Registrant filed a Form 15.

If you should have a particular question in regard to this letter, please contact the undersigned at (202) 551-3245 or by fax at (202) 772-9207.

Sincerely,

/s/ Marva D. Simpson

Marva D. Simpson

Special Counsel

Office of Enforcement Liaison

Division of Corporation Finance